News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares

$0.15 per Common Unit Increase in Annualized

Distribution Rate to $3.00 per Common Unit

Whippany, New Jersey, October 25, 2007 — Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas, fuel oil and related products and services nationwide, today announced that its Board of Supervisors declared the fifteenth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.7125 to $0.75 per Common Unit for the three months ended September 29, 2007. The distribution equates to $3.00 per Common Unit annualized, an increase of $0.15 per Common Unit from the previous distribution rate, and is payable on November 13, 2007 to Common Unitholders of record as of November 6, 2007.

In announcing the increase in the distribution rate, Chief Executive Officer Mark A. Alexander said, “The success we’ve had in driving efficiencies to the bottom line while enhancing our customer base have put us in the strongest financial position since our initial public offering in 1996. We’re extremely pleased to continue to pass along these benefits to our Unitholders. With this increase, our distribution rate has grown 13% over the prior year fourth quarter. We look forward to building upon our successes as we maintain our focus on measures that support our long-term business strategy to deliver increasing value to our Unitholders by achieving sustainable, profitable growth.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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